EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

December 21, 2023

To the Participants, Benefit Plan Administration Committee, and Investment Committee

DTE Energy Company Savings and Stock Ownership Plan

DTE Gas Company Investment and Stock Ownership Plan

DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers and DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America

We consent to the incorporation, by reference in this Registration Statement of DTE Energy Company on Form S-8, of our report dated June 20, 2023, with respect to the statements of net assets available for benefits of the plans listed below as of December 31, 2022 and 2021, and the related statements of changes in net assets available for benefits for the year ended December 31, 2022, which appears in the December 31, 2022 Annual Report on Form 11-K of the following plans:

•	DTE Energy Company Savings and Stock Ownership Plan

•	DTE Gas Company Investment and Stock Ownership Plan

•	DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers

•	DTE Electric Company Savings & Stock Ownership Plan for Employees Represented by Local 223 of the Utility Workers Union of America

/s/ GJC CPA’S & ADVISORS

Detroit, Michigan